Exhibit 99.3

September 9, 2015

Presentation Script

The following script should be read in conjunction with the accompanying slide presentation, which contains, among other information, source data for certain information set forth in the script.

Thank you for joining us. We’ll start with our planned acquisition of Con-way Inc., which we announced today. After that, we’ll introduce you to our company and our intense focus on world-class service for customers. We’ll explain the strategy that has made XPO one of the top ten global transportation and logistics companies and continues to drive our plan to create dramatic shareholder value. And we’ll cover our recent transactions, second quarter results and financial targets.

First, our definitive agreement to acquire Con-way. The transaction will make XPO the second largest less-than-truckload (LTL) provider in North America, and will expand our global contract logistics platform. We’ll also capitalize on synergies from the combination with Con-way’s managed transportation, truckload and freight brokerage businesses. Pro forma for the transaction, XPO will have $15 billion of revenue and about $1.1 billion of EBITDA. We expect to close in October, following the satisfaction of customary conditions, including regulatory approvals.

Headquartered in Ann Arbor, Mich., Con-way is a Fortune 500 company with a transportation and logistics network of 582 locations and approximately 30,000 employees serving over 36,000 customers. For the full year 2015, consensus analysts’ estimates for Con-way are $5.7 billion of revenue and $528 million of adjusted EBITDA.

We expect this opportunistic transaction to be substantially accretive to our earnings in the first 12 months. The total transaction value is approximately $3.0 billion, including $290 million of net debt, which represents a multiple, before synergies, of about 5.7 times Con-way’s 2015 consensus EBITDA. In a few days, XPO will launch a tender offer for all of Con-way’s outstanding shares at a cash price of $47.60 per share. Following the tender offer, if successful, all remaining outstanding shares of Con-way will receive the same consideration paid to stockholders who participated in the offer.

We’ve been keen to expand in the $35 billion LTL space for some time. LTL is a non-commoditized, high-value-add business. Almost all of our customers utilize LTL services – and Con-way is a premier platform that we will run with a fresh set of eyes as part of our broader offering. Importantly, we’ll gain strategic ownership of LTL assets that will benefit our company and our customers, especially during periods of tight capacity. Con-way also has a full truckload business that also operates in the high-growth cross-border Mexico corridor.

Upon closing, our transportation model in North America will be a blend of brokered, owned and contracted capacity, just as we have now in Europe. And we’ll remain asset-light, with assets accounting for only about a third of our revenue. Our estimated net capex after we close the transaction will be about 3.3% of revenue.

Another crown jewel in this transaction is Con-way’s asset-light subsidiary, Menlo Logistics, a top 30 global contract logistics provider with additional lines of business in freight brokerage and managed transportation. Menlo serves contract logistics customers in verticals such as high tech, healthcare and retail, which complement the verticals we serve at XPO. We’ll integrate all of the acquired operations – Con-way Freight, Menlo Logistics, Con-way Truckload and Con-way Multimodal – and rebrand them as XPO Logistics.

One of the main reasons we’re buying Con-way is that we see a concrete opportunity to increase annual operating profit from the acquired operations by $170 million to $210 million through cost savings and operational improvements executed over the next two years.

Within 12 months of closing the acquisition, we expect to realize cost synergies through the following actions:

•	Improving purchasing and supplier management related to facility operations, equipment, fuel, professional services, maintenance, supplies and marketing;

•	Leveraging our combined technology infrastructure to reduce Con-way’s annual technology spend of $227 million, which is largely outsourced;

•	Eliminating duplicative back-office and public company costs; and

•	Expanding our freight brokerage platform with the integration of Con-way’s $200 million brokerage business, to share capacity and data through our proprietary Freight Optimizer technology.

In the second year, we expect additional profit improvements by:

•	Reducing our $3.6 billion combined spend on purchased transportation;

•	Using the larger flow of data from our combined $2.7 billion of freight under management to identify carriers, assign loads and fill backhauls more efficiently; and

•	Utilizing our extensive intermodal network to improve LTL line-haul efficiency.

Beyond the profit improvement opportunity, there are other compelling rationales for this transaction:

•	The combination will expand our global contract logistics platform by 22 million square feet, to a total of 151 million square feet, and will add 160 facilities to our footprint. Menlo serves blue chip customers in verticals such as high tech, healthcare and retail, complementing our expertise in aerospace, retail, telecom, agriculture, chemicals and food and beverage.

•	The combination will expand our position in e-fulfillment, one of the fastest-growing industry sectors. E-commerce is projected to grow at a pace of 18% to 21% annually, and both XPO and Con-way have e-fulfillment contract logistics platforms in North America and Europe.

•	Between our recent acquisition of Norbert Dentressangle, and our planned acquisition of Con-way, we’ll have significantly more ground transportation capacity to serve customers in Europe and North America. Our network of brokered, owned and contracted capacity will have lane density covering approximately 99% of all postal codes in the United States, as well as the regions that produce 90% of the eurozone’s GDP.

•	The addition of Con-way’s truckload fleet, including dedicated carriage, will increase our cross-border Mexico services, which include intermodal, truck brokerage and expedite. Cross-border growth is projected to outperform industry growth, due to the near-shoring of manufacturing.

•	The acquisition will give us a blended transportation model of brokered, owned and contracted capacity in North America, similar to the successful blended model we already operate in Europe. We can use our blended model to serve customers consistently in all market conditions and further differentiate our value proposition. In the LTL space, for example, large providers are differentiated on the basis of the amount of capacity they own, as this is important to LTL customers. The combination will grow our global ground transportation network to approximately 19,000 owned tractors and 46,000 owned trailers, 10,000 trucks contracted through independent owner operators, and access to more than 50,000 independent carriers. In North America, we’ll have approximately 11,000 owned tractors and 33,000 owned trailers, 6,000 trucks contracted through independent owner operators, and access to more than 38,000 independent carriers.

•	We’ll share best practices between our LTL networks in North America and Europe to increase asset utilization and serve customers more efficiently. In Europe, we have leading LTL positions in the United Kingdom, France, Spain and Portugal.

When we close on Con-way, we’ll have accomplished another important milestone in the growth strategy we put in place in September 2011. That’s when we began taking XPO from a $177 million U.S. business to one of the top ten transportation and logistics companies in the world. Our acquisition of Con-way will give us combined scale of approximately 84,000 employees at 1,469 locations in 32 countries under the single brand of XPO Logistics.

We run our business on a global basis, with two segments: logistics and transportation. Within each of these segments, we’ve built robust service offerings in the areas customers value most strongly.

In our logistics segment, our contract logistics business is a major provider of e-commerce fulfillment, cold chain solutions and other high-value-add services. In our transportation segment, we’re the largest provider of last mile logistics for heavy goods in North America, the largest manager of expedite shipments, the second largest freight broker, the third largest provider of intermodal services – and soon we’ll be the second largest LTL provider as well. In Europe, we operate the largest owned truck fleet as part of our ground transportation network, and we have a growing position in freight forwarding across our global footprint.

We’ll start by taking a look at contract logistics, which is a $120 billion combined market in North America and Europe. We’re already a major player in both of these regions.

Our logistics segment includes a range of contract logistics services, including highly engineered and customized solutions, value-added warehousing and distribution, and other inventory solutions. We perform e-commerce fulfillment, reverse logistics, storage, factory support, aftermarket support, integrated manufacturing, packaging, labeling, distribution and transportation, as well as optimization services such as supply chain consulting and production flow management.

We currently operate approximately 129 million square feet (12 million square meters) of facility space devoted to our contract logistics operations, with about 50 million square feet (4.7 million square meters) of that capacity in the United States. Con-way will increase our North American footprint by 15 million square feet (1.4 million square meters) and add approximately 80 facilities in other parts of the world.

Contract logistics is compelling for a lot of reasons. In North America and Europe, it’s growing at about two to three times GDP as companies continue to outsource parts of their supply chain to gain efficiencies. Large parts of it are non-commoditized. And there’s a low cyclicality to the business because our services are high-value-add and critical to our customers’ business operations. Our average contractual agreement is five years, and our contracts have a renewal rate of over 97%. When we establish these relationships, it can lead to a wider use of our services, such as inbound and outbound logistics. And even though we have a multi-billion dollar contract logistics business, we still have only a small share of the industry.

Our contract logistics customers are the preeminent global names in aerospace, manufacturing, e-commerce, retail, life sciences, wireless, chemical, cold chain and other industries where outsourcing is taking root. Food and beverage storage is a specialty of ours – about €1.5 billion of our annual logistics revenue in Europe is related directly or indirectly to food and beverage or other critical-care commodities. Con-way will bring us strong customer relationships in additional verticals and expand our expertise.

One of the most exciting parts of our contract logistics range is e-fulfillment. We’ve built a major platform in e-commerce through contract logistics services in both North America and Europe. Our North American contract logistics business provides highly customized solutions for omni-channel distribution. In Europe, our €2.2 billion contract logistics business includes about €240 million of e-fulfillment revenue within a €5 billion e-fulfillment market opportunity. In 2014, we grew our e-fulfillment revenue with B2B and B2C customers by a total of 31% year-over-year.

That’s our logistics segment. Our other segment – transportation – currently includes our businesses for last mile, intermodal, expedite, freight brokerage and global forwarding, and it will include LTL once we own Con-way.

Last mile logistics is a major opportunity for us. It involves the final stage of the delivery of goods to homes and businesses. Last mile is a fragmented sector where we’re number one in the logistics for home delivery of heavy goods in the U.S., but hold just 5% share of the $13 billion market. There are two tailwinds driving sector growth at five to six times GDP: the trend toward outsourcing and, again, the growth in e-commerce.

There are about 30 big-box retailers in North America, and XPO is the main outsourced provider for the last mile of heavy goods for nearly all of them. Last year we facilitated over eight million deliveries, and this year we expect that number to be over 10 million. Our independent contractors often take the goods inside the home, where they perform white glove services such as assembly and installation.

Given the projected demand for e-fulfillment, and our foothold along the e-commerce supply chain, we believe that e-commerce is an area of tremendous potential. Online commerce is expected to grow at a compound annual rate of 18% to 21% worldwide through at least 2018. We’re well positioned to expand our last mile operations in North America and our e-fulfillment platform in Europe to capture this growth.

In North America, we’re working on securing some very large, multi-year last mile contracts that we’re uniquely qualified to handle. And in Europe, customers are asking us to bring our last mile expertise to that marketplace. Europe hasn’t developed its heavy goods home delivery as much as North America has, and there’s a lot of room to improve customer satisfaction levels. It’s a fragmented landscape with many regional providers. There’s a concrete opportunity for us to apply our technology and expertise, and develop the last mile sector for heavy goods in Europe.

Intermodal in North America is another growth opportunity for us. Intermodal rail and drayage is a $22 billion sector that’s growing at about three to five times GDP. Here again, there are a couple of secular trends working in our favor. First, intermodal – a combination of rail transport and drayage trucking – is usually a more cost-effective way for shippers to move long-haul freight, versus straight trucking. And second, the near-shoring of manufacturing in Mexico is driving up the volume of cross-border freight. XPO is positioned to capitalize on both of these dynamics.

Several factors are driving the shift to near-shoring. For companies with North American market interests, Mexico’s competitively priced labor force and greater speed-to-market measure up favorably against overseas alternatives such as China. In addition, the railroads and the Mexican government have invested heavily in transportation infrastructure, attracting billions of dollars in new plant construction by global manufacturers.

We have a 30-year history in Mexico, and deep relationships with the railroads. We’re on the front lines of near-shoring production for automotive, industrial goods, machinery and consumer goods. Even at the current level of cross-border activity, it’s estimated that there are approximately 2.8 million truck movements across the U.S.-Mexico border each year, so there’s considerable potential for us to convert truck to rail.

Our expedite business is also number one in a fast-growing space that’s benefitting from outsourcing. Expedite shipments are time-critical goods or raw materials that have to get somewhere very quickly, typically on very little notice. It’s a $5 billion sector in North America, growing at an estimated rate of three to four times GDP. One secular driver of expedite demand is the trend toward just-in-time urgent shipments or JIT.

JIT is a supply chain strategy that requires third party logistics (3PL) support for both manufacturing production and inventory management. As the largest facilitator of expedited shipments, we have the resources to respond and pivot very quickly. We have a network of contracted owner operators who handle ground transportation; an air charter logistics service that assigns loads through an online bid platform; and managed transportation, where our technology holds an auction on the internet every 12 minutes. Expedite carriers bid on freight, and we take a fair markup for handling the logistics: the track-and-trace and back office. We’re the largest managed transportation provider of expedite in North America.

Not only does our expedite team serve customers with time-critical needs, they serve our other businesses as well. For example, if a rail track repair stalls a container into Mexico, we can put those goods on a chartered aircraft, or off-load them to an expedite ground carrier in our network. Our ability to find solutions to almost any challenge – often saving our customers thousands of dollars in manufacturing downtime – is a major advantage of our integrated organization.

Freight brokerage is another big opportunity for us. Looking at our two largest markets: we’re the number two freight brokerage firm in North America – a sector that’s growing at two to three times GDP. And in Europe, we generate over €1 billion of freight brokerage business annually, which is a tiny fraction of the addressable market. We’re experienced in facilitating industrial flows of raw materials and finished goods, consumer goods, sensitive freight, high-value freight, high-security freight, and government shipments.

Freight brokerage is part of a global ground transportation industry that’s both fragmented and diverse. Truck capacity is critically important to shippers – and it will become even more of a priority as the driver shortage worsens and more regulatory constraints are brought to bear in coming years.

The assets we acquire with Con-way will also give us a bigger seat at the table with large shippers, where we can also offer them our leading brokerage services and other solutions. This will be similar to our blended model in Europe, which includes approximately 7,700 owned trucks. A portion of our fleet in Europe is assigned to dedicated carriage, just as it will be in North America, and generates over €250 million in revenue for us annually. Our trucks are also an important part of our European freight brokerage network, which also includes 3,200 trucks contracted through independent owner-operators and access to another 12,000 independent carriers.

The sixth component of our transportation segment is global forwarding. While we’re still a relatively small player at only around $425 million of annual revenue in a $150 billion sector, we’re beginning to see the benefits of our growing footprint. Global forwarding requires domestic, cross-border and international expertise. The shipments we manage may have origins and destinations within the same country, or move between countries or continents. They may travel by ground, air, ocean, or some combination of these modes. XPO has a network of independent market experts who provide local oversight in thousands of key trade areas worldwide, and we hold OTI and NVOCC licenses. We believe that we can use our growing volume to purchase transportation more effectively for our global forwarding customers.

That’s an overview of our end-to-end range of supply chain solutions. It’s worth noting that the great bulk of logistics and transportation is still being handled in-house – but that’s changing. One 2015 industry study reported that 67% percent of responding U.S. companies plan to outsource more transportation and logistics. We’re positioning XPO to capitalize on outsourcing in every form – whether a customer wants its provider to have control of assets or prefers an asset-light solution.

In addition to outsourcing, another umbrella trend in our favor is the growing preference of companies to consolidate their supply chain relationships. Many large companies, in particular, want to winnow down their relationships to fewer, larger supply chain providers. Furthermore, if a company is multinational, a single provider such as XPO can help customers operate their supply chains more consistently, leading to greater efficiency.

We believe there are good reasons why this trend toward multi-modal will continue. Our integrated service offering can potentially reduce a customer’s freight spending and inventory holding costs; we offer flexible solutions that adapt as supply chains change; we can help with structuring an optimal supply chain; we provide technology solutions that use the power of big data to inform supply chain decisions; and we have the resources and infrastructure to provide world-class customer service.

So on both sides of the Atlantic, the fundamentals for value creation are very favorable: a large, growing, fragmented industry with underpenetrated market sectors; trends toward outsourcing in both transportation and logistics; more large companies turning to multi-modal providers; a boom in e-commerce that touches multiple lines of our service; and sector-specific drivers of growth, such as Mexico near-shoring and just-in-time production and inventory management.

As we scale up to capture these opportunities, we’re also building resilience into our business model. Both our customer base and our footprint have a healthy diversification. We serve more than 30,000 customers in 27 countries – and our top ten customers account for only 14% of revenue; our largest customer is just 2% of revenue. Geographically, we’re not reliant on the economy of any one country or region.

As part of our strategy, we’re working diligently to raise our profile in front of every prospective customer that could benefit from our capabilities. One of the ways we do this is by providing comprehensive solutions to our largest customers – our strategic accounts – through cross-selling. Our penetration opportunity with strategic accounts is huge, and it’s three-fold. We can expand our existing customer relationships by earning a greater share of spend in the services they currently buy from us. We can become increasingly valuable to these large customers by solving more of their supply chain requirements with multiple XPO services. And third, we can continue to expand our capacity for both transportation and logistics to attract new business.

Our experience tells us that the common denominator across all areas of transportation and logistics is that customers want results. Our company’s roots are in expedite, dating back more than 25 years, so a do-or-die mindset of meeting customer expectations is embedded in our DNA. Anything less than stellar service is not an option for us.

Transportation customers want on-time pickup and delivery, and contract logistics customers want their goods to flow smoothly through the supply chain process. If a disruption does occur, customers want to know about it right away and they want to see a solution. If you walk into any XPO office or facility, you’ll see that our people are trained to be professional, efficient and on top of things. They understand the importance of communication. And they know what it means to have a zero-fail mentality. We see an opportunity to differentiate XPO on the basis of phenomenal customer service in each of our lines of business.

One of the ways we empower our employees to deliver this level of service is through our information technology. We place massive importance on innovation, because we believe that technology – in the hands of well-trained, outstanding employees – is the ultimate differentiator in our industry. We have a global team of approximately 1,000 IT professionals who understand how to drive innovation for the benefit of our customers.

All of our freight brokerage operations are integrated on our Freight Optimizer system, which is continually being enhanced. On the contract logistics side, we use proprietary technology to facilitate omni-channel distribution, reverse logistics, lean manufacturing support, aftermarket support, supply chain optimization and transportation management. Our logistics technology tracks over two billion inventory units at any given time in North America alone.

In our last mile business, we hold the patents on industry-leading software for real-time workflow visibility and customer experience management. This gives us a competitive advantage in the last mile space, because it documents our ability to deliver superior end-customer satisfaction ratings. It also allows us to move quickly to address any sub-par carrier performance.

We have an IT budget of $225 million this year as we roll out more than 200 projects under development. And we’re happy to make that investment, because we see the ongoing development of our proprietary technology as being critical to our ability to continually improve customer service and leverage our scale.

That sums up our many avenues for value creation. Now it comes down to operational excellence and management. So let’s spend a few minutes on our senior management team.

Our CEO, Brad Jacobs, has a unique track record in the business world. He started four companies from scratch prior to XPO, including two publicly traded corporations, and built each into a billion or multi-billion dollar enterprise. Brad and the management teams he led created dramatic shareholder value. In the process, they completed nearly 500 acquisitions and opened approximately 250 cold-starts.

The two most recent companies Brad led prior to XPO were United Waste Systems, which he built into the fifth largest solid waste management company in North America, and United Rentals, which he grew to be the largest construction equipment rental company in the world. From 1992, when Brad took United Waste public, to 1997, when he sold it for $2.5 billion to Waste Management, the earnings compounded at about 55% CAGR and the stock price outperformed the S&P 500 by 5.6 times. At United Rentals, over the 10 years he led the company, the stock outperformed the Index by 2.2 times.

Underlying this history is Brad’s ability to assemble world-class management talent to execute a business plan with great discipline. One of our most important competitive advantages at XPO is that we have a leadership team whose collective skill set matches our ambitious strategy. For a competitor to successfully copy our business plan, it would need to replicate our deep bench of talent – not only at the senior level, but in every key position. Here are just a few examples:

Troy Cooper is our chief operating officer and global head of XPO’s two operating segments: transportation and logistics. Troy previously worked with Brad to help build two public companies. As a vice president for United Rentals, he helped integrate over 200 acquisitions in the United States, Canada and Mexico. For United Waste Systems, he helped build an integrated network of 86 truck-based collection companies and 119 facilities in 25 states. Earlier, Troy was with OSI Specialties, Inc. (formerly a division of Union Carbide, Inc.).

John Hardig, our chief financial officer, has been a significant presence in the transportation industry for nearly two decades. Before joining XPO, John was a managing director in the Transportation & Logistics group at Stifel Nicolaus Weisel, and an investment banker in the Transportation and Telecom groups at Alex. Brown and Sons. Over the course of his career, he has completed over 60 M&A transactions and his teams have raised billions of dollars of capital for many of the industry’s leading logistics companies, including IPOs for C.H. Robinson and Hub Group, and follow-ons for Forward Air, Inc., Heartland Express, Inc. and Knight Transportation, Inc.

Scott Malat is our chief strategy officer. Scott is responsible for our company’s strategy and capital structure, as well as analyzing potential acquisition opportunities and managing our technology organization. Prior to joining XPO, he was the senior transportation analyst covering air, rail, trucking and shipping at Goldman Sachs. Earlier he was an analyst with UBS, and served as an internal strategy manager with JPMorgan Chase, where he worked with several of the bank’s business units. As a global advisor for The Sharma Group, he specialized in M&A opportunities.

Gordon Devens is XPO’s general counsel, responsible for executing our acquisition strategy as well as all corporate legal matters, governance and compliance, and legal interests relating to the company’s growth initiatives. After working at Skadden, Arps, Gordon spent 15 years with AutoNation, where he was associate general counsel, and later led AutoNation’s deal team. He has completed over 250 M&A transactions during his career.

Louis DeJoy leads our contract logistics business in the Americas as its chief executive officer. Louis joined XPO upon the acquisition of New Breed Logistics. He became chairman and chief executive officer of New Breed in 1983 and focused the company on technology-oriented supply chain innovations. Louis transformed New Breed from a regional transportation company into the preeminent U.S. provider of highly-engineered contract logistics solutions, including industry-defining services for omni-channel distribution, reverse logistics, transportation management, lean manufacturing support, aftermarket support and supply chain optimization.

Malcolm Wilson is managing director of XPO’s logistics business in Europe. Malcolm has two decades of international experience in contract logistics management, including eight years with Norbert Dentressangle, where he served in a similar position and was a member of the executive board. Under Malcolm’s leadership, ND’s contract logistics business achieved global scale through a mix of organic growth and the integration of the Christian Salvesen and TDG acquisitions in the United Kingdom. He has been instrumental in developing ND’s global logistics operations into the company’s largest revenue-producing unit. Prior to ND, Malcolm held executive positions with Christian Salvesen, TDG and NYK Logistics.

Luis Angel Gomez is managing director of XPO’s transport business in Europe. Luis joined XPO with 15 years of transportation expertise, including eight years with Norbert Dentressangle, where he led the Iberian, then global, transport operations, and served on the executive board. His leadership has been key in developing value-added services as part of the company’s international growth strategy for transport, including LTL and palletized cross-border services in Europe and brokerage services. Luis is highly experienced in the dynamics of European markets – he joined ND as managing director of the company’s transport operations in Spain, and grew the business to become a top three geography for ND’s transport network. Prior to ND, Luis held executive positions with transportation companies Christian Salvesen Gerposa and Transportes Gerposa.

Karl Meyer leads our last mile business as its chief executive officer. XPO entered the last mile sector with the platform acquisition of 3PD – a company Karl founded and built into the premier U.S. last mile logistics provider, with a national network that facilitated millions of deliveries a year. His commitment to innovation produced some of the last mile industry’s most groundbreaking mobile technologies for real-time visibility and customer experience management. Karl began his logistics career on the shipper side. He led Home Depot’s multi-billion dollar delivery business and successfully transitioned these operations from an in-house to an outsourced model.

Mario Harik is our chief information officer. He was previously the CIO at Oakleaf Waste Management, a logistics provider that was sold in 2011. Mario has been tapped over the years by Fortune 100 companies for his expertise in building comprehensive IT organizations and proprietary platforms, similar to what we’re doing here at XPO. He’s put together a superstar team that uses technology in innovative ways tied directly to customer service.

Ashfaque Chowdhury, is executive vice president and chief information officer for XPO’s contract logistics business in the Americas, where he leads the technology services and advanced solutions organizations. Ashfaque joined XPO upon the acquisition of New Breed

Logistics, where he spent more than 20 years delivering solutions to complex supply chain requirements. Ashfaque has implemented more than 100 logistics operations for some of the most preeminent companies in the world.

Angela Kirkby is senior vice president of human resources for our global organization. She joined XPO with 20 years of experience in strategic and functional human resources management for large companies. Prior to XPO, Angela was vice president of corporate human resources for Belk, Inc., a retailer with over 300 locations and more than 25,000 employees. She served in earlier positions with Bank of America Corporation, Accenture USA and Bose Corporation.

Ludovic Oster is senior vice president of human resources for XPO Logistics Europe. Ludovic joined Norbert Dentressangle in 2008 as head of human resources and played a central role in the successful integration of all acquisitions made by ND from 2007 through its sale to XPO. He is a former member of the Norbert Dentressangle executive board, and previously held positions with Delphi and Valeo.

Greg Ritter is chief customer officer, responsible for developing integrated supply chain solutions for some of the largest companies in North America. Greg has more than three decades of sales and management experience in multi-modal transportation logistics. Prior to XPO, he served as president of Knight Brokerage, a subsidiary of one of the top ten transportation logistics providers in North America. Earlier, Greg spent 22 years with C.H. Robinson Worldwide.

That gives you a sampling of the caliber of our management team. Now we’ll move on to a summary of the most important news of the second quarter 2015: our two most recent acquisitions and our financial results.

On June 1, we acquired U.S. drayage provider Bridge Terminal Transport (BTT), increasing the U.S. component of our contracted capacity to more than 6,400 independent trucks within our global count of over 9,000. Our purchase of BTT also added approximately 1,300 customers to XPO.

Our drayage operations have been performing very well. Drayage capacity is in demand, and our customers now have access to a larger network. We’re consolidating our facilities and increasing our lane density, while eliminating costs. We’re also sharing best practices across our drayage network, especially in recruiting and retaining the owner operators in our system. Since we announced the BTT acquisition agreement in May, the operations are up over 100 trucks.

On June 8, we completed the previously announced acquisition of Norbert Dentressangle SA. We acquired a controlling interest of approximately two-thirds of ND by purchasing all of the shares held by Mr. Dentressangle and his family in a transaction with an enterprise value of approximately €3.24 billion ($3.53 billion). This equated to a multiple of approximately nine times consensus 2015 EBITDA. Given the strength of the U.S. dollar versus the euro at the time of the transaction, this same purchase would have cost us about 20% more a year earlier.

On June 29, 2015, we launched a simplified tender offer for outstanding ND shares at a price of 217.50 euros per share. Following the closing of the tender offer on July 17, 2015, XPO owns an 86.25% controlling interest in ND.

We financed our purchases of ND shares with a $1.26 billion equity raise; a private placement notes offering of approximately $2.16 billion U.S.-dollar equivalent, including $1.6 billion U.S. dollar-denominated senior notes due in 2022 and €500 million euro-denominated fixed rate senior notes due 2021; and available cash on hand.

Fifteen institutional investors participated in the equity raise, including Ontario Teachers’ Pension Plan, GIC – Singapore’s sovereign wealth fund – and Public Sector Pension Investment Board. These three blue chip investors expanded their positions in XPO following their collective $700 million investment in our company last September, further endorsing our strategy to create long-term shareholder value. The May 2015 equity raise added a sovereign fund from the Middle East and an Ivy League university endowment fund, among other investors.

The integration continues to exceed expectations. Our combined team in the U.S. and Europe work closely together, and the rebranding to XPO Logistics is moving along quickly. ND was a company that, for 36 years, was focused on giving customers outstanding service. We’re keeping that strong focus on the customer, while accelerating our sales efforts and driving growth.

Turning to our second quarter results, we more than doubled our gross revenue year over year, grew net revenue by more than four times, and increased EBITDA more than five-fold. We reported $1.2 billion of revenue – which was a revenue increase of 109% year-over-year – and $80 million of adjusted EBITDA. Our second quarter results include 22 days of financial performance from the operations of ND.

Our current year-end 2015 financial targets are:

•	An annual revenue run rate of at least $9.5 billion; and

•	An annual EBITDA run rate of at least $625 million, both by December 31.

And our current full-year 2019 targets are:

•	Revenue of approximately $23 billion; and

•	EBITDA of approximately $1.5 billion.

We intend to raise our year-end 2015 target run rates for revenue and EBITDA, and issue new long-term targets, upon completion of the Con-way acquisition.

So to sum it up:

XPO is a top ten global transportation and logistics company, providing cutting-edge supply chain solutions to the most successful companies in the world. We offer these solutions through our highly integrated, multi-modal organization and blended transportation model.

Soon we’ll solve another important piece of the supply chain for our customers by becoming the number two provider of LTL in North America with the acquisition of Con-way.

The Con-way acquisition will also increase our presence and service capabilities in contract logistics, freight brokerage and managed transportation. And we’ll gain strategic ownership of assets that will benefit our company and our customers, especially during periods of tight capacity.

We have significant future EBITDA growth embedded in our business model, in addition to the $170 million to $210 million of profit improvement we expect to realize from the Con-way operations from cost synergies and operational improvements.

Our interests are entirely aligned with those of our public shareholders – that is, to meaningfully increase EBITDA and create substantial long-term value. XPO management owns approximately 16% of the company’s fully diluted shares.

We’re on track to exceed our current year-end financial targets, with a clear line of sight to grow EBITDA to more than $1.5 billion by 2019.

Thank you for your interest!

ADDITIONAL INFORMATION AND WHERE TO FIND IT

The tender offer for the outstanding common stock of Con-way has not yet commenced. This document is for informational purposes only and does not constitute an offer to buy or a solicitation of an offer to sell any securities of Con-way. The solicitation and offer to buy common stock of Con-way will only be made pursuant to an Offer to Purchase and related materials. At the time the tender offer is commenced, XPO and Merger Subsidiary will file tender offer materials on Schedule TO with the SEC and Con-way will file a Solicitation/Recommendation statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement will contain important information. Investors are urged to read these materials when they become available, as well as any other relevant documents filed with the SEC, carefully and in their entirety because they will contain important information, including the terms and conditions of the offer. The Offer to Purchase and the related letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of Con-way at no expense to them. The Offer to Purchase and the related letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained, free of charge, through the investor relations page on XPO’s corporate website at www.xpocorporate.com or by contacting XPO Logistics, Inc. at Five Greenwich Office Park, Greenwich, CT 06831, Attention: Investor Relations.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, XPO and Con-way file annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by XPO or Con-way at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. XPO and Con-way’s filings with the SEC are also available at the SEC’s website www.sec.gov.

Forward-Looking Statements

This presentation includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the expected closing date for the Con-way transaction, the expected impact of the acquisition and the related financing, including the expected impact on XPO Logistics’ results of operations and EBITDA, the expected ability to integrate operations and technology platforms and to cross-sell services, the expected growth of e-commerce and other sectors, the expected ability to realize cost synergies and profit improvement opportunities with respect to Con-way, the expected ability to retain Con-way’s businesses and to grow XPO’s and Con-way’s businesses, and our 2015 and 2019 revenue and EBITDA targets. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include those discussed in XPO’s filings with the SEC and the following: economic conditions generally; competition; XPO’s ability to find suitable acquisition candidates and execute its acquisition strategy; the expected impact of the Con-way acquisition and the related financing, including the expected impact on XPO’s results of operations; the ability to obtain the requisite regulatory approvals; XPO’s ability to successfully complete the contemplated tender offer and subsequent merger; the ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to Con-way and other acquired companies; XPO’s ability to raise debt and equity capital; XPO’s ability to attract and retain key employees to execute its growth strategy, including retention of Con-way’s key employees; litigation, including litigation related to alleged misclassification of independent contractors; the ability to develop and implement a suitable information technology system; the ability to maintain positive relationships with XPO’s and Con-way’s networks of third-party transportation providers; the ability to retain XPO’s, Con-way’s and other acquired companies’ largest customers; rail and other network changes; weather and other service disruptions; and governmental regulation. All forward-looking statements set forth in this presentation are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, XPO, Con-way or their respective businesses or operations. Forward-looking statements set forth in this presentation speak only as of the date hereof, and neither XPO nor Con-way undertakes any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events except to the extent required by law.

All statements made herein concerning the future performance of the combined company after the completion of the merger are those of XPO.